Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 31, 2013, Registrant’s wholly-owned subsidiary company (the “Subsidiary Company” or “Seller”) completed the sale of the University Days Inn (the “Hotel”), its primary asset, to 2407 University Investment LLC, a Minnesota limited liability company, as assignee of United Properties Investments LLC, a Minnesota limited liability company (“Buyer”). The Hotel was sold for total consideration of $10,615,000 (less certain adjustments) pursuant to a Purchase Agreement with the Buyer dated September 10, 2013, as amended and assigned (the “Purchase Agreement”).

Under the Purchase Agreement, the sales price of the Hotel was subject to certain adjustments and prorations at closing and potential post-closing adjustments. Approximately $300,000 was held in escrow and will be released to the Subsidiary Partnership twelve months from the closing of the transaction subject to indemnification claims made, if any, by the Buyer pursuant to the terms of the Purchase Agreement. In addition, the Subsidiary Partnership paid the outstanding principal balance of the existing loan, in the approximate amount of $3,255,434. The total payment of approximately $2,213,635 also included interest of approximately $18,357, and a credit of approximately $1,060,157 on account of various reserves and escrows held by the lender. After payment of the loan, establishment of the escrow, adjustments and prorations, and the payment of costs of the transaction, including brokerage and legal fees, the Subsidiary Partnership received $7,564,885.

This sale is an integral part of Registrant’s plan of dissolution and liquidation. The Hotel represented the last remaining investment property in which the Registrant was invested and as a result of this sale the Registrant no longer holds an ownership interest in any investment property. The General Partner of the Partnership will proceed to liquidate, dissolve and terminate the Partnership and distribute the Partnership's assets to the Partners of the Partnership in accordance with the terms of the Partnership's Certificate and Agreement of Limited Partnership currently in effect. The General Partner anticipates that the winding up and liquidation of the Partnership's business will take a few months to accomplish and will be completed in the first quarter of 2014. The General Partner estimates that each depositary unit of beneficial assignment interest will receive a distribution of approximately $11.43 upon liquidation of Registrant.

The above description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and amendments thereto, which included as Exhibits hereto, each of which is hereby incorporated by reference into this item 2.01.

Exhibit

Number	Description

99.1	Purchase Agreement (“Purchase Agreement”) among Subsidiary Company and United Properties Investments LLC dated September 10, 2013.

99.2	First Amendment to Purchase Agreement dated November 5, 2013.

99.3	Second Amendment to Purchase Agreement dated November 21, 2013.

99.4	Third Amendment to Purchase Agreement dated December 16, 2013.

99.5	Fourth Amendment to Purchase Agreement dated December 17, 2013.

99.6	Fifth Amendment to Purchase Agreement dated December 18, 2013.